As filed with the Securities and Exchange Commission on June 18, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

T-MOBILE US, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-0836269
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
12920 SE 38th Street
Bellevue, Washington 98006
(425) 378-4000
(Address of principal executive offices, including zip code)
T-MOBILE US, INC. 2013 OMNIBUS INCENTIVE PLAN
(Full title of the plan)
J. Braxton Carter
12920 SE 38th Street
Bellevue, Washington 98006
(425) 378-4000
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Joel H. Trotter Latham & Watkins LLP 555 Eleventh Street, NW, Suite 1000 Washington, D.C. 20004 (202) 637-2200	Keith L. Halverstam Latham & Watkins LLP 885 Third Avenue New York, NY 10022 (212) 906-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.00001 par value per share	19,345,005	$58.00	$1,122,010,290	$139,690.29

(1)
Represents 19,345,005 additional shares of common stock, $0.00001 par value per share, of T-Mobile US, Inc. (the “Company”) registered for issuance pursuant to the T-Mobile US, Inc. 2013 Omnibus Incentive Plan (as amended, the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of the Company’s common stock that may become issuable under the Plan as a result of any future stock splits, stock dividends or similar adjustments of the Company’s outstanding common stock.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The proposed maximum offering price per share is estimated to be $58.00, based on the average of the high sales price ($58.23) and the low sales price ($57.76) for the Company’s common stock as reported by the Nasdaq Global Select Market on June 12, 2018.

EXPLANATORY NOTE

On June 4, 2013, the Company registered 63,275,000 shares of its common stock, to be offered or sold to participants under the Plan pursuant to its Registration Statement on Form S-8 (File No. 333-189095), as amended by Post-Effective Amendment No. 1 filed on January 22, 2018 (the “Prior Registration Statement”). The contents of the Prior Registration Statement are incorporated by reference herein to the extent not modified or superseded hereby or by any subsequently filed document that is incorporated by reference herein or therein.
On February 14, 2018, the Company’s Board of Directors approved, subject to stockholder approval, an amendment to the Plan (the “Amendment”) to increase the number of shares of the Company’s common stock available for awards thereunder by an additional 18,500,000 shares. On June 13, 2018 the Company’s stockholders approved the Amendment. This Registration Statement on Form S-8 is being filed in order to register (i) the 18,500,000 additional shares of the Company’s common stock which may be offered or sold to participants under the Plan as a result of the Amendment, (ii) 669,005 shares of the Company’s common stock which may be offered or sold to participants under the Plan due to the cancellation, termination or expiration of awards previously granted under the MetroPCS Communications, Inc. 2004 Equity Incentive Compensation Plan or the MetroPCS Communications, Inc. 2010 Equity Incentive Compensation Plan and (iii) the 176,000 shares of the Company’s common stock previously registered under the Prior Registration Statement and reserved for issuance pursuant to the Layer3 TV, Inc. 2013 Stock Plan and certain stock restriction agreements between Layer3 TV, Inc. and certain employees, which were assumed by the Company in connection with the transactions contemplated by the Agreement and Plan of Merger, dated November 9, 2017, by and among a wholly owned subsidiary of the Company, Layer3 TV, Inc. and certain other parties named therein.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.
Not required to be filed with this Registration Statement.

Item 2.	Registrant Information and Employee Plan Annual Information.
Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this registration statement:

(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Commission on February 8, 2018;

(b)	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018 filed with the Commission on May 1, 2018;

(c)
the Company’s Current Reports on Form 8-K filed with the Commission on January 22, 2018 (two Current Reports), January 25, 2018, February 21, 2018, February 22, 2018, March 30, 2018, April 30, 2018, May 4, 2018, May 17, 2018, May 21, 2018, June 14, 2018 and June 18, 2018; and

(d)
the description of the Company’s common stock contained in the Registration Statement on Form 8-A filed with the Commission on October 26, 2015 including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof (excluding any documents or portions of such documents that are furnished under Item 2.02 or Item 7.01 of a current report on Form 8-K and any exhibits included with such Items), and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.
Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 8.	Exhibits.

Exhibit Number	Description of Document

3.1	Fourth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 2, 2013).

3.2	Fifth Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on May 2, 2013).

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Latham & Watkins LLP (included in its opinion filed as Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on the signature page of this registration statement).

99.1
T-Mobile US, Inc. 2013 Omnibus Incentive Plan, as amended and restated on August 7, 2013 (incorporated by reference to Exhibit 10.20 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013).

99.2	Amendment to T-Mobile US, Inc. 2013 Omnibus Incentive Plan (incorporated by reference to Annex A to the Company’s definitive proxy statement on Schedule 14A filed on April 26, 2018).

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on June 18, 2018.

T-MOBILE US, INC.

By:	/s/ John J. Legere
Name:	John J. Legere
Title:	Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints J. Braxton Carter and David A. Miller, and each of them severally, his or her true and lawful attorney-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John J. Legere	Chief Executive Officer and Director	June 18, 2018
John J. Legere	(Principal Executive Officer)

/s/ J. Braxton Carter	Executive Vice President and Chief Financial	June 18, 2018
J. Braxton Carter	Officer (Principal Financial Officer)

/s/ Peter Osvaldik	Senior Vice President, Finance and Chief Accounting	June 18, 2018
Peter Osvaldik	Officer (Principal Accounting Officer)

/s/ G. Michael Sievert	President, Chief Operating Officer and Director	June 18, 2018
G. Michael Sievert

/s/ Timotheus Höttges	Chairman of the Board of Directors	June 18, 2018
Timotheus Höttges

/s/ Thomas Dannenfeldt	Director	June 18, 2018
Thomas Dannenfeldt

/s/ Srikant M. Datar	Director	June 18, 2018
Srikant M. Datar

/s/ Lawrence H. Guffey	Director	June 18, 2018
Lawrence H. Guffey

/s/ Bruno Jacobfeuerborn	Director	June 18, 2018
Bruno Jacobfeuerborn

/s/ Raphael Kübler	Director	June 18, 2018
Raphael Kübler

/s/ Thorsten Langheim	Director	June 18, 2018
Thorsten Langheim

/s/ Olaf Swantee	Director	June 18, 2018
Olaf Swantee

/s/ Teresa A. Taylor	Director	June 18, 2018
Teresa A. Taylor

/s/ Kelvin R. Westbrook	Director	June 18, 2018
Kelvin R. Westbrook